EXHIBIT 99.1

NEWS RELEASE

CONTACTS:

Sean McHugh
Investor Relations
561/438-0385
smchugh@officedepot.com

Brian Levine
Public Relations
561/438-2895
blevine@officedepot.com

OFFICE DEPOT FIRST QUARTER REVENUE UP 3%; EPS $0.37

Delray Beach, Fla., April 21, 2005 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today reported sales of $3.7 billion for its fiscal first quarter ended March 26, 2005, up 3% over fiscal first quarter 20041. North American Retail Division comparable sales increased 1% for the quarter.

Operating profit for the first quarter was $165 million, representing a 5% decrease compared to the same period in 2004. Net earnings and net earnings per diluted share for the first quarter remained unchanged over the same period last year at $115 million and $0.37, respectively.

Return on invested capital for the trailing four quarters was 10.6%, unchanged from the same periods in the previous year.

For the first quarter, gross profit, as a percentage of sales, was 31.1% versus 31.5% in the same period last year. North American Retail Division sales and gross margin rate increases were offset by a North American Business Services Division gross margin rate decrease and International Division sales and gross margin rate decreases. Total operating expenses, as a percentage of sales, remained flat for the first quarter, as reduced general and administrative expenses were offset by increased store and warehouse operating and selling expenses.

“We delivered mixed results this quarter,” said Steve Odland, Chairman and Chief Executive Officer. “North American Retail recorded its fifth consecutive quarter of positive comparable sales while improving its division operating profit margin by over 70 basis points. North American Business Services division operating profit grew at a faster rate than sales, and corporate general and administrative costs declined. On the other hand, International’s results fell short of our expectations. Despite very difficult business conditions in Europe, we clearly have an opportunity to improve International’s performance.”

Odland was appointed Chairman and CEO on March 11, 2005, near the end of the Company’s fiscal first quarter.

[1]	Prior fiscal periods have been restated to comply with lease accounting principles set forth in Note B of our FY2004 report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2005.

DIVISION RESULTS

North American Retail
First quarter sales in the North American Retail Division increased 6% compared to the same period last year. Comparable store sales in the 894 stores in the U.S. and Canada that have been open for more than one year increased 1% for the first quarter.

Gross margin, as a percentage of sales, increased during the first quarter to 27.0% compared to 26.7% in the same period last year. Broad based product category gross margin percentage improvements were offset by an increased sales mix of lower margin technology products. Cost management efforts produced a 40 basis point decline in store and warehouse operating expenses. Division operating profit increased 17% in the first quarter compared to the same period in 2004.

During the first quarter, the Company opened 29 new stores, while closing three and relocating one office supply stores. At the end of the first quarter, Office Depot operated a total of 995 office products superstores throughout the U.S. and Canada.

North American Business Services
North American Business Services sales increased by 2% in the first quarter compared to the same period last year. Increased Contract, Office Depot Direct and Tech Depot sales contributed to the overall revenue growth.

Gross margin, as a percentage of sales, decreased during the first quarter to 31.7% versus 32.4% in the same period last year. The absorption of higher costs in key supplies categories, promotional activity and additional lower margin technology sales contributed to the gross margin decline. This margin pressure was more than offset by an 84 basis point improvement in store and warehouse expenses for the first quarter. Division operating profit increased 4% in the first quarter compared to the same period in 2004.

International
International first quarter sales decreased 2% in U.S. dollars (a decline of 6% in local currencies) compared to the same period in 2004. Comparable International sales declined 7% for the quarter. The favorable change in exchange rates from the corresponding prior year period increased sales reported in U.S. dollars by $40 million for the quarter. Comparable sales declined in all major geographic markets.

Gross margin, as a percentage of sales, decreased during the first quarter to 37.7% versus 38.6% in the same period last year. Increased promotional activity and pricing pressure in key product categories contributed to the decline. First quarter selling and warehouse expenses, as a percent of sales, increased 282 basis points compared to the prior year, primarily because of deleverage associated with lower local currency sales volumes and increased expenses related to warehouse closures and relocations in Europe. Division operating profit declined 28% (a decline of 31% in local currencies) in the first quarter compared to the same periods in 2004. International division operating profit, when translated into U.S. dollars, benefited from foreign exchange rates by $4 million during the quarter.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9:00 a.m. (Eastern Daylight Time) on today’s date. The conference call will be available to all investors via Webcast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot
With annual sales approaching $14 billion, Office Depot provides more office products and services to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Florida, Office Depot conducts business in 23 countries and employs 47,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, Viking Direct®, Guilbert®, and Tech Depot® brand names.

Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. With $3.1 billion in online sales in FY’04, the Company is the world’s number three Internet retailer. As of March 26, 2005, Office Depot has 995 retail stores in North America in addition to a national business-to-business delivery network supported by 22 delivery centers and more than 60 local sales offices. Internationally, the Company conducts wholly-owned operations in 14 countries through 77 retail stores and 26 distribution centers, and operates 153 retail stores under joint venture and license arrangements in another seven countries.

The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on March 10, 2005 and its 10-Q and 8-K filings made from time to time, including in particular its 10-Q filing made on the date of this press release. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	March 26, 2005	December 25, 2004
Assets

Current assets:
Cash and cash equivalents	$763,981	$793,727
Short-term investments	65,880	161,133
Receivables, net	1,238,991	1,303,888
Merchandise inventories, net	1,379,634	1,408,778
Deferred income taxes	130,349	133,282
Prepaid expenses and other current assets	116,405	115,363

Total current assets	3,695,240	3,916,171

Fixed assets:
Property and equipment, at cost	2,840,966	2,836,633
Less accumulated depreciation and amortization	1,407,080	1,373,605

Net fixed assets	1,433,886	1,463,028

Goodwill	1,018,031	1,049,669
Other assets	319,408	338,483

Total assets	$6,466,565	$6,767,351

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$1,259,799	$1,569,862
Other accounts payable	71,497	80,455
Accrued expenses and other current liabilities	803,811	819,631
Income taxes payable	128,535	133,266
Current maturities of long-term debt	13,917	15,143

Total current liabilities	2,277,559	2,618,357

Deferred income taxes and other long-term liabilities	332,189	342,266
Long-term debt, net of current maturities	559,969	583,680

Commitments and Contingencies

Stockholders’ Equity
Common stock — authorized 800,000,000 shares of $.01 par value; outstanding shares - 409,503,131 in 2005 and 404,925,515 in 2004	4,095	4,049
Additional paid-in capital	1,314,650	1,255,494
Accumulated other comprehensive income	267,219	339,708
Retained earnings	2,708,583	2,593,275
Treasury stock, at cost – 94,227,705 shares in 2005 and 92,623,768 shares in 2004	(997,699)	(969,478)

	3,296,848	3,223,048

	$6,466,565	$6,767,351

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
		March 27,		March 27,
	March 26,	2004	March 26,	2004
	2005	(As Restated)[1]	2005	(As Restated) [1]
Sales	$3,702,891	$3,605,153	$13,662,437	$12,907,850
Cost of goods sold and occupancy costs	2,551,236	2,469,016	9,390,780	8,856,095

Gross profit	1,151,655	1,136,137	4,271,657	4,051,755

Store and warehouse operating and selling expenses	821,546	791,202	3,067,601	2,925,932
General and administrative expenses	158,908	165,956	658,777	619,522
Other operating expenses	6,261	4,532	24,809	26,106

	986,715	961,690	3,751,187	3,571,580

Operating profit	164,940	174,447	520,470	480,195

Other income (expense):
Interest income	5,469	3,456	22,055	12,302
Interest expense	(10,383)	(17,284)	(54,207)	(60,351)
Loss on extinguishment of debt	—	—	(45,407)	—
Miscellaneous income, net	4,700	4,650	17,779	17,482

Earnings from continuing operations before income taxes	164,726	165,269	460,690	449,628

Income taxes	49,418	50,369	124,778	138,724

Earnings from continuing operations	115,308	114,900	335,912	310,904

Discontinued operations, net	—	—	—	(990)

Net earnings	$115,308	$114,900	$335,912	$309,914

Earnings per share from continuing operations:
Basic	$0.37	$0.37	$1.08	$1.00
Diluted	0.37	0.37	1.06	0.99

Net earnings per share:
Basic	$0.37	$0.37	$1.08	$1.00
Diluted	0.37	0.37	1.06	0.99

Weighted average number of common shares outstanding:
Basic	311,940	310,261	312,180	310,271
Diluted	315,526	314,758	315,817	314,572

[1]	Prior fiscal periods have been restated to comply with lease accounting principles set forth in Note B of our FY2004 report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2005.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	13 Weeks Ended
		March 27, 2004
	March 26, 2005	(As Restated)[1]
Cash flows from operating activities:
Net earnings	$115,308	$114,900
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	71,811	67,958
Charges for losses on inventories and receivables	31,508	35,823
Changes in working capital and other	(279,264)	37,442

Net cash (used in) provided by operating activities	(60,637)	256,123

Cash flows from investing activities:
Capital expenditures	(80,472)	(71,053)
Net deposit on asset group purchase	—	(15,100)
Proceeds from disposition of assets and deposits received	7,348	2,160
Purchase of short-term investments	(168,755)	—
Sale of short-term investments	263,022	—

Net cash provided by (used in) investing activities	21,143	(83,993)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	54,183	21,780
Acquisition of treasury stock	(28,229)	—
Net payments on long- and short-term borrowings	(5,599)	(2,604)

Net cash provided by financing activities	20,355	19,176

Effect of exchange rate changes on cash and cash equivalents	(10,607)	(7,908)

Net (decrease) increase in cash and cash equivalents	(29,746)	183,398
Cash and cash equivalents at beginning of period	793,727	790,889

Cash and cash equivalents at end of period	$763,981	$974,287

[1]	Prior fiscal periods have been restated to comply with lease accounting principles set forth in Note B of our FY2004 report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2005.

OFFICE DEPOT, INC.
DIVISION INFORMATION
(In millions)
(Unaudited)

North American Retail

($ in millions)	First Quarter
			2004
	2005		(As Restated)[1]
Sales	$1,698.2	100.0%	$1,604.6	100.0%
Cost of goods sold and occupancy costs	1,239.8	73.0%	1,176.4	73.3%

Gross profit	458.4	27.0%	428.2	26.7%

Store and warehouse operating and selling expenses	328.3	19.3%	316.6	19.7%

Division operating profit	$130.1	7.7%	$111.6	7.0%

North American Business Services

($ in millions)	First Quarter
			2004
	2005		(As Restated)[1]
Sales	$1,051.0	100.0%	$1,026.4	100.0%
Cost of goods sold and occupancy costs	717.5	68.3%	694.0	67.6%

Gross profit	333.5	31.7%	332.4	32.4%

Store and warehouse operating and selling expenses	232.2	22.1%	235.4	22.9%

Division operating profit	$101.3	9.6%	$97.0	9.5%

International

($ in millions)	First Quarter
			2004
	2005		(As Restated)[1]
Sales	$954.3	100.0%	$974.8	100.0%
Cost of goods sold and occupancy costs	594.4	62.3%	599.0	61.4%

Gross profit	359.9	37.7%	375.8	38.6%

Store and warehouse operating and selling expenses	261.1	27.3%	239.2	24.6%

Division operating profit	$98.8	10.4%	$136.6	14.0%

[1]	Prior fiscal periods have been restated to comply with lease accounting principles set forth in Note B of our FY2004 report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2005.

OFFICE DEPOT, INC.
OTHER SELECTED FINANCIAL AND OPERATING DATA
(In thousands, except per share amounts, return and operating data)
(Unaudited)

Other Selected Financial Information

	13 Weeks Ended
	March 26, 2005	March 27, 2004
Cumulative share repurchases ($):	$28,229	—

Cumulative share repurchases (shares):	1,605	—
Shares outstanding, end of quarter	315,275	311,951

	Trailing 4 Quarters
	March 26, 2005	March 27, 2004
Return on Equity (ROE)	11.0%	11.9%

Return on Invested Capital (ROIC)	10.6%	10.6%

Selected Operating Highlights

	13 Weeks Ended
	March 26, 2005	March 27, 2004
Store Count and Square Footage

United States and Canada:
Store count:
Stores opened	29	3
Stores closed	3	3
Stores relocated	1	3
Total U.S. and Canada stores	995	900

North American Retail Division square footage:	25,289,417	23,602,070
Average square footage per NAR store	25,416	26,225

International Division company-owned:
Store count:
Stores opened	—	3
Stores closed	1	—
Total International company-owned stores	77	67

Percentage of sales by division:
North American Retail	45.8%	44.5%
North American Business Services	28.4%	28.5%
International	25.8%	27.0%